For Period ended 12/31/02                                      Series 3, 5, & 6
File Number 811-8672

Sub-Item 77D(a):  Policies with respect to security investments
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The following are changes  affecting the amount and types of foreign  securities in which the USAA Life Growth and Income, USAA Life Diversified Assets, and USAA Life Aggressive Growth Funds may invest:


USAA LIFE GROWTH AND INCOME FUND:

While most of the Fund's assets will be invested in U.S. securities, we may also invest up to 20% of the Fund's total assets in foreign securities purchased in either foreign or U.S. markets. These foreign holdings may include securities issued in emerging markets as well as securiites issued in established markets.

Foreign Investing Risk

Investing in foreign securities poses unique risks: currency exchange rate fluctuations; foreign market illiquidity; increased price volatility; exchange control regulations; foreign ownership limits; different accounting, reporting, and disclosure requirements; difficulties in obtaining legal judgments; and foreign withholding taxes. Two forms of foreign investing risk are emerging markets risk and political risk.

o Emerging Markets Risk. Investments in countries that are in the early stages of their industrial development involve exposure to economic structures that are generally less diverse and mature than in the United States and to political systems which may be less stable.

o Political Risk. Political risk includes a greater potential for coups d'etat, revolts, and expropriation by governmental organizations.


USAA LIFE DIVERSIFIED ASSETS FUND:

While most of the Fund's assets will be invested in U.S. securities, we may also invest up to 20% of the Fund's total assets in foreign securities purchased in either foreign or U.S. markets. These foreign holdings may include securities issued in emerging markets as well as securities issued in established markets.

Foreign Investing Risk

Investing in foreign securities poses unique risks: currency exchange rate fluctuations; foreign market illiquidity; increased price volatility; exchange control regulations; foreign ownership limits; different accounting, reporting, and disclosure requirements; difficulties in obtaining legal judgments; and foreign withholding taxes. Two forms of foreign investing risk are emerging markets risk and political risk.

o Emerging Markets Risk. Investments in countries that are in the early stages of their industrial development involve exposure to economic structures that are generally less diverse and mature than in the United States and to political systems which may be less stable.

o Political Risk. Political risk includes a greater potential for coups d'etat, revolts, and expropriation by governmental organizations.


USAA LIFE AGGRESSIVE GROWTH FUND:

While most of the Fund's assets will be invested in U.S. securities, we may also invest up to 20% of the Fund's total assets in foreign securities purchased in either foreign or U.S. markets.

Foreign Investing Risk

Investing in foreign securities poses unique risks: currency exchange rate fluctuations; foreign market illiquidity; increased price volatility; exchange control regulations; foreign ownership limits; different accounting, reporting, and disclosure requirements; difficulties in obtaining legal judgments; and foreign withholding taxes. A form of foreign investing risk is political risk.

o Political Risk. Political risk includes a greater potential for coups d'etat, revolts, and expropriation by governmental organizations.